EXHIBIT 99.1

January 12, 2009

Re: Important Information about the Seattle Bank's Risk-Based Capital Requirement

Dear Seattle Bank Members,

As you are aware, the ongoing turmoil in the capital and mortgage markets has caused a decline in the market value of the Seattle Bank's private-label mortgage-backed securities, significantly beyond any expected actual loss. Unfortunately, the risk-based capital rules that apply to the Seattle Bank rely on market value rather than expected loss as the measure for determining our risk-based capital requirement. As a result, the Seattle Bank will likely report a risk-based capital deficiency as of December 31, 2008. I believe it is important that our members be informed of this situation, the reason why it has occurred, and its possible implications.

The Seattle Bank is required to hold risk-based capital at least equal to the sum of our credit-risk, market-risk, and operations-risk capital requirements. One component of the market-risk requirement is that we maintain capital equal to the amount by which the market value of our assets is less than 85 percent of their book value. With the continued decline in the market value of our private-label mortgage-backed securities, our market-risk capital requirement has increased significantly. Because the bank is also required to maintain operations-risk capital equal to 30 percent of its market-risk requirement, our risk-based capital requirement increases by $1.30 for every $1.00 that the market value of our assets is less than 85 percent of their book value.

Under Federal Housing Finance Agency regulations, a Federal Home Loan Bank that fails to meet any regulatory capital requirement may not declare a dividend or redeem or repurchase capital stock. As such, the Seattle Bank will not be able to redeem or repurchase any Class A or Class B stock outstanding while a risk-based capital deficiency exists. As you know, the Seattle Bank has not repurchased Class B stock since 2004 and recently announced that we would not pay a dividend in fourth quarter 2008.

We believe that the calculation of risk-based capital under the current rules significantly overstates our market risk in the current market environment. In our opinion, the Seattle Bank-with nearly $2.8 billion in permanent capital (Class B stock plus retained earnings)-has more than enough capital to cover the risks reflected in the bank's balance sheet. While the market values of mortgage-based assets are currently under extraordinary pressure, the vast majority of the private-label mortgage-backed securities that we hold are highly rated, credit-enhanced, adjustable-rate securities that we have the ability and intent to hold until they mature.

We have communicated our concerns regarding the current risk-based capital methodology to our regulator and have requested that they review the regulation, but we have not yet received a final determination as to whether or not there will be any relief on this issue. It is important to note, however, that the Seattle Bank calculates its risk-based capital requirement on a monthly basis, and given the volatility in the mortgage market, it is possible that we may return to compliance at a future reporting period without changes to our balance sheet or capital position or any change to the regulation. We remain in compliance with all of our other regulatory capital requirements, specifically our capital-to-assets ratio and our leverage capital ratio.

We are confident that this issue will not affect our ability to meet your liquidity and funding needs, as we continue to maintain a strong capital position and have intentionally structured our balance sheet to ensure our ready access to our usual, reliable sources of liquidity.

We understand that you may have questions regarding this issue, and I invite you to contact me, your Seattle Bank relationship manager; or any member of the Seattle Bank's senior management team with any questions or concerns.

On behalf of everyone here at the Seattle Bank, we thank you for your business and your ongoing support of the cooperative.

Sincerely,

Richard M. Riccobono
President and CEO

206.340.8740
rricco@fhlbsea.com

The information contained herein contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-based securities), the bank's ability to maintain adequate capital levels, changes in our membership profile or the withdrawal of one or more large members and changes in relationships with former members, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, and shifts in demand for our products and consolidated obligations. Additional factors are discussed in the Seattle Bank's 2008 quarterly reports on Form 10-Q and its 2007 annual report on Form 10-K as filed with the SEC, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.